UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): February 26, 2015

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Termination of Named Executive Officer

On February 26, 2015, Histogenics Corporation (the “Company”) and Nancy Lynch, M.D. entered into a Separation Agreement (the “Separation Agreement”) in connection with the termination of Dr. Lynch’s employment as the Company’s Chief Medical Officer, which was effective January 30, 2015. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on February 2, 2015 to disclose Dr. Lynch’s termination.

Pursuant to the Separation Agreement, Dr. Lynch will receive the following severance benefits: (i) cash payment of her monthly base salary for 12 months (the “Continuation Period”) and (ii) payment of her monthly COBRA premiums until the earliest of (a) the close of the Continuation Period, (b) the expiration of her continuation coverage under COBRA and (c) the date when Dr. Lynch is offered substantially equivalent health insurance coverage in connection with new employment or self-employment. The Company also agreed to pay Dr. Lynch an aggregate of $140,169 for bonus and other payments.

The foregoing description of the terms and conditions of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.36 to this Current Report on Form 8-K and is incorporated herein by reference.

(e) Compensatory Arrangements of Certain Officers

On February 26, 2015, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) awarded 2014 annual bonuses and equity incentive awards to and approved 2015 annual base salaries and 2015 bonus target amounts for the Company’s executive officers.

The Compensation Committee awarded bonuses for performance for the twelve-month period ending December 31, 2014, in the amounts set forth opposite the names of the executive officers listed below.

Name	Position	2014 Bonus
Adam Gridley	President and Chief Executive Officer	$184,000
Stephen Kennedy	Senior Vice President of Technical Operations	$118,000
Kevin McArdle	Chief Financial Officer	$41,000

The Compensation Committee approved 2015 annual base salaries for the twelve-month period ending December 31, 2015, in the amounts set forth opposite the names of the executive officers listed below. The base salaries listed below are retroactive to January 1, 2015.

Name	Position	2015 Base Salary
Adam Gridley	President and Chief Executive Officer	$385,000
Stephen Kennedy	Senior Vice President of Technical Operations	$301,150
Kevin McArdle	Chief Financial Officer	$231,750

In addition, the Compensation Committee granted options to purchase shares of the Company’s common stock at an exercise price equal to $9.96 per share, the closing price of the Company’s common stock on the Nasdaq Global Market on February 26, 2015, under the Company’s 2013 Equity Incentive Plan (the “Plan”) to its executive officers in the amounts set forth opposite the names of the executive officers listed below (the “General Options”). One quarter of the shares subject to each General Option will vest one year from the date of grant as long as the executive officer provides continuous service for such period and the remaining shares subject to each General Option will vest in equal monthly installments over a period of three years from the one year anniversary of date of the grant as long as the executive officer provides continuous service for such period.

In addition, the Compensation Committee granted additional options to purchase shares of the Company’s common stock at an exercise price equal to $9.96 per share, the closing price of the Company’s common stock on the Nasdaq Global Market on February 26, 2015, under the Plan to each of its executive officers as performance-based compensation in the amounts set forth opposite the names of the executive officers listed below (the “Additional Options”). Each Additional

Option shall vest in full if the Company’s stock price is at or above $19.92 for any consecutive 60 day period within 4 years of the date of grant as long as the executive officer provides continuous service during such consecutive 60 day period. If the Additional Option is exercised within one year of earning the award, the executive officer must hold the shares received upon exercise net of taxes until the one-year anniversary of earning the Additional Option is reached. Additionally, the shares subject to such Additional Option shall become fully vested and exercisable upon a change in control if the per share transaction price for such change in control is at or above $19.92; the post-vesting holding period described above shall be waived if the shares subject to the Additional Option are accelerated upon such change in control.

Name	Position	Number of Shares Underlying General Option Grant	Number of Shares Underlying Additional Option Grant
Adam Gridley	President and Chief Executive Officer	104,000	60,000
Stephen Kennedy	Senior Vice President of Technical Operations	49,100	30,000
Kevin McArdle	Chief Financial Officer	27,000	30,000

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.36	Separation Agreement, effective February 26, 2015, between the Company and Nancy Lynch, M.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISTOGENICS CORPORATION

Date: February 27, 2015	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.36	Separation Agreement, effective February 26, 2015 between the Company and Nancy Lynch, M.D.